Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847.735.4612

Contact:	Dan Kubera
Director - Media Relations and Corporate Communications
Phone:	847.735.4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS LOSS FOR THIRD QUARTER,
CITES PRODUCTION CUTS, WRITE-DOWNS, RESTRUCTURING CHARGES

LAKE FOREST, Ill., Oct. 23, 2008 – Brunswick Corporation (NYSE: BC) reported today results for the third quarter of 2008, which include the following:

●	A net loss of $591.4 million, or $6.70 per diluted share, for the third quarter of 2008, which includes $4.31 per diluted share of non-cash goodwill and trade name impairment charges, $0.28 per diluted share of restructuring charges and $1.78 per diluted share of non-cash charges for special tax items.

●	Total sales for the quarter down 22 percent versus a year ago to approximately $1.0 billion, driven by a 28 percent drop in marine sales.

●	Fitness segment sales up 8 percent in the quarter on strong demand for commercial product.

●	Cash on hand of $342.9 million at quarter's end.

 “The marine market in the United States is becoming increasingly challenging due to difficult economic conditions, financial market upheaval and tightening credit availability, on top of the continuing weak housing market,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “According to preliminary industry statistics in the United States, retail demand for boats in our key fiberglass segments dropped nearly 40 percent in the third quarter versus a year ago, and a slowdown in demand has spread to regions outside of the United States.  Given this environment, limiting our loss from operations to $0.33 per diluted share before charges and ending the quarter with a significant cash balance is commendable and reflects the hard work of individuals across the entire Brunswick organization.  Our cost reduction activities are taking hold and a relentless focus on managing the balance sheet is evident in our results.”

Third Quarter Results

For the quarter ended Sept. 27, 2008, net sales decreased to $1,038.8 million, down 22 percent from $1,326.2 million a year earlier.  The company had an operating loss of $566.3 million for the third quarter of 2008.  As previously announced, the company concluded that a significant portion of its goodwill and trade names was impaired, as prescribed by SFAS No. 142, Goodwill and Other Intangible Assets.  Accordingly, the company recorded $374.0 million of goodwill and $121.1 million of trade name impairment charges, associated primarily with certain boat brands, in the third quarter of 2008.  Both of these are non-cash charges.  The operating loss in the third quarter also includes $39.1 million of restructuring charges.  In the third quarter of 2007, the company had an operating loss of $46.3 million, which included $66.4 million of trade name impairments and $4.7 million of restructuring charges.
For the third quarter of 2008, the company reported a net loss from continuing operations of $591.4 million, or $6.70 per diluted share, as compared with a net loss of $23.7 million, or $0.27 per diluted share, from continuing operations for the third quarter of 2007.  Diluted earnings per share for the third quarter of 2008 include goodwill and trade name impairment charges of $4.31 per diluted share, restructuring charges of $0.28 per diluted share, and a $1.78 per diluted share charge for special tax items, primarily related to the establishment of a deferred tax valuation allowance resulting from the cumulative losses reported by the company.  Diluted earnings per share for the third quarter of 2007, included $0.47 and $0.03 per diluted share of trade name impairment and restructuring charges, respectively, as well as $0.04 per diluted share benefit from special tax items.

Boat Segment

The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems.  The Boat segment had net sales for the third quarter of 2008 of $392.5 million, down 36 percent from $613.9 million in the third quarter of 2007.  For the quarter, the segment had an operating loss of $537.4 million, including goodwill and trade name impairment charges of $477.0 million and restructuring charges of $15.8 million.  This compares with an operating loss of $90.3 million, including $66.4 million of trade name impairment charges and $4.1 million of restructuring charges in the third quarter of 2007.
“During the quarter, we continued to decrease production throughout our marine operations in an effort to reduce the number of boats held by our dealers,” McCoy explained.  “This included a month-long furlough, during which we halted production at virtually all of our U.S. fiberglass boat manufacturing plants.  While this was the right thing to do, it resulted in sales for our major fiberglass brands being down 50 percent in the quarter.  Reduced fixed-cost absorption on lower sales adversely affected operating earnings.
“While we reduced the number of fiberglass boats held by our dealers by 1,400 during the third quarter, there remain 36 weeks of supply of fiberglass boats in the pipeline, down one week from the end of June 2008, but up nine weeks compared with the end of September last year,” McCoy said.  “As announced earlier this month, we will begin closing or furloughing seven fiberglass boat plants in the fourth quarter to continue to address the pipeline inventory situation.”

Marine Engine Segment

The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $448.9 million in the third quarter of 2008, down 21 percent from $566.7 million in the year-ago quarter.  For the third quarter of 2008, the segment had an operating loss of $8.6 million, which includes $4.5 million of trade name impairments and $12.9 million of restructuring charges.  This compares with operating earnings of $47.5 million in the same period of 2007, including $0.6 million of restructuring charges.
“Sales were down in all business units in the Marine Engine segment in the quarter, most notably sales of sterndrive and outboard engines in the United States, which were down 39 percent,” McCoy said.  “Consistent with actions taken in the Boat Group, Mercury also cut production rates and instituted plant furloughs.  Reduced fixed-cost absorption on lower sales had an adverse effect on operating earnings.”

Fitness Segment

The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Fitness segment sales increased 8 percent in the quarter to $161.6 million, up from $150.2 million in the year-ago quarter.  Operating earnings for the quarter totaled $10.3 million, down from $11.8 million for the third quarter of 2007, and operating margins were 6.4 percent versus 7.9 percent a year ago.  The Fitness segment recorded $0.8 million in restructuring charges during the third quarter of 2008.
 “Commercial equipment sales, which account for about 90 percent of Life Fitness’ business, were strong in all regions during the third quarter.  This helped offset the drop in sales of consumer products in the United States,” McCoy said.  “Operating earnings were down during the quarter, reflecting higher material prices and increased freight costs due to fuel surcharges from suppliers.  These higher costs were partially offset by a reduction in operating expenses, as Life Fitness continues efforts to focus on reducing costs and improving productivity.”

Bowling & Billiards Segment

The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the third quarter of 2008 totaled $111.1 million, down 3 percent compared with $114.6 million in the year-ago quarter.  For the third quarter, the segment had an operating loss of $10.4 million, which includes $13.6 million of goodwill and trade name impairments, and $1.8 million of restructuring charges.  This compares with an operating loss of $0.2 million in the year-ago period.
  “For the quarter, sales declines were most prevalent within our billiards operation, where consumers continue to defer purchases of discretionary products.  Further, the industry is facing an overall decline in the coin-operated pool table market,” McCoy explained.  “In an effort to address these concerns, we have implemented several cost-cutting and staff reduction moves in our bowling and billiards operations.
“For the quarter, bowling retail sales were down in the low-single digits, in part because there were fewer centers in operation versus a year ago, as six older centers were closed when their leases expired during the second quarter of 2008.  However, revenues from a growing number of Brunswick Zone XLs helped to mitigate the effect of this reduction,” McCoy added.  “Bowling capital equipment sales were up in the mid-teens for the quarter, benefiting from new center and modernization activity both within and outside of the United States.”

Nine-Month Results

For the nine months ended Sept. 27, 2008, the company had net sales of $3,871.0 million, down 9 percent from $4,235.2 million for the first nine months of 2007.  The company had an operating loss of $573.2 million for the first three quarters of 2008, including $511.1 million of non-cash goodwill and trade name impairment charges and $128.4 million of restructuring charges.  This compares with operating earnings of $93.0 million for the corresponding period in 2007, which included $66.4 million of trade name impairment charges and $13.4 million of restructuring charges.
For the first nine months of 2008, the company had a net loss from continuing operations of $584.1 million, or $6.62 per diluted share, which includes $4.43 per diluted share of goodwill and trade name impairment charges, $0.90 per diluted share of restructuring charges, an $0.11 per diluted share gain on an investment sale, and a $1.76 per diluted share charge for special tax items, primarily related to the establishment of a deferred tax valuation allowance.  This compares with net earnings from continuing operations of $67.5 million, or $0.75 per diluted share, for the same period in 2007, which included $0.46 per diluted share of trade name impairment charges, $0.09 per diluted share of restructuring charges, and a $0.06 per diluted share benefit from special tax items.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT to discuss its financial results.  At that time, McCoy will be joined by Peter B. Hamilton, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (888) 820-8951 (passcode: Brunswick Q3).  Callers outside of North America should call +1 (210) 234-0024 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Oct. 30, 2008, by calling (866) 447-7329 or (203) 369-1160.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2007 and Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Örnvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended
	September 27,	September 29,
	2008	2007	% Change

Net sales	$1,038.8	$1,326.2	-22%
Cost of sales	862.3	1,063.5	-19%
Selling, general and administrative expense	177.4	206.9	-14%
Research and development expense	31.2	31.0	1%
Goodwill impairment charges	374.0	-	NM
Trade name impairment charges	121.1	66.4	82%
Restructuring, exit and other impairment charges	39.1	4.7	NM
Operating earnings (loss)	(566.3)	(46.3)	NM
Equity earnings (loss)	(1.0)	3.0	NM
Investment sale gain	2.1	-	NM
Other income (expense), net	(0.3)	7.5	NM
Earnings (loss) before interest and income taxes	(565.5)	(35.8)	NM
Interest expense	(12.7)	(12.8)	1%
Interest income	2.5	1.9	32%
Earnings (loss) before income taxes	(575.7)	(46.7)	NM
Income tax (benefit) provision	15.7	(23.0)
Net earnings (loss) from continuing operations	(591.4)	(23.7)	NM

Discontinued operations:
Earnings from discontinued operations, net of tax	-	4.6	NM
Gain on disposal of discontinued operations, net of tax	-	21.0	NM
Net earnings from discontinued operations	-	25.6	NM

Net earnings (loss)	$(591.4)	$1.9	NM

Earnings per common share:
Basic
Net earnings (loss) from continuing operations	$(6.70)	$(0.27)	NM
Earnings from discontinued operations, net of tax	-	0.05	NM
Gain on disposal of discontinued operations, net of tax	-	0.24	NM

Net earnings (loss)	$(6.70)	$0.02	NM

Diluted
Net earnings (loss) from continuing operations	$(6.70)	$(0.27)	NM
Earnings from discontinued operations, net of tax	-	0.05	NM
Gain on disposal of discontinued operations, net of tax	-	0.24	NM

Net earnings (loss)	$(6.70)	$0.02	NM

Weighted average shares used for computation of:
Basic earnings per share	88.3	89.0	-1%
Diluted earnings per share	88.3	89.0	-1%

Effective tax rate	-2.7%	49.4%

Supplemental Information
Diluted net earnings (loss) from continuing operations	$(6.70)	$(0.27)	NM
Goodwill impairment charges, net of tax	3.37	-	NM
Trade name impairment charges, net of tax	0.94	0.47	NM
Restructuring, exit and other impairment charges, net of tax	0.28	0.03	NM
Special tax items	1.78	(0.04)	NM

Diluted net earnings (loss) from continuing operations, as adjusted	$(0.33)	$0.19	NM

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Nine Months Ended
	September 27,	September 29,
	2008	2007	% Change

Net sales	$3,871.0	$4,235.2	-9%
Cost of sales	3,121.5	3,339.0	-7%
Selling, general and administrative expense	586.1	623.2	-6%
Research and development expense	97.1	100.2	-3%
Goodwill impairment charges	377.2	-	NM
Trade name impairment charges	133.9	66.4	NM
Restructuring, exit and other impairment charges	128.4	13.4	NM
Operating earnings (loss)	(573.2)	93.0	NM
Equity earnings	10.1	16.4	-38%
Investment sale gains	23.0	-	NM
Other income (expense), net	1.6	7.3	-78%
Earnings (loss) before interest and income taxes	(538.5)	116.7	NM
Interest expense	(35.6)	(39.7)	10%
Interest income	5.4	5.6	-4%
Earnings (loss) before income taxes	(568.7)	82.6	NM
Income tax provision	15.4	15.1
Net earnings (loss) from continuing operations	(584.1)	67.5	NM

Discontinued operations:
Earnings from discontinued operations, net of tax	-	8.6	NM
Gain on disposal of discontinued operations, net of tax	-	28.7	NM
Net earnings from discontinued operations	-	37.3	NM

Net earnings (loss)	$(584.1)	$104.8	NM

Earnings per common share:
Basic
Net earnings (loss) from continuing operations	$(6.62)	$0.75	NM
Earnings from discontinued operations, net of tax	-	0.09	NM
Gain on disposal of discontinued operations, net of tax	-	0.32	NM

Net earnings (loss)	$(6.62)	$1.16	NM

Diluted
Net earnings (loss) from continuing operations	$(6.62)	$0.75	NM
Earnings from discontinued operations, net of tax	-	0.09	NM
Gain on disposal of discontinued operations, net of tax	-	0.32	NM

Net earnings (loss)	$(6.62)	$1.16	NM

Weighted average shares used for computation of:
Basic earnings per share	88.3	90.3	-2%
Diluted earnings per share	88.3	90.7	-3%

Effective tax rate	-2.7%	18.3%

Supplemental Information
Diluted net earnings (loss) from continuing operations	$(6.62)	$0.75	NM
Goodwill impairment charges, net of tax	3.40	-	NM
Trade name impairment charges, net of tax	1.03	0.46	NM
Restructuring, exit and other impairment charges, net of tax	0.90	0.09	NM
NBK investment sale gain, net of tax	(0.11)	-	NM
Special tax items	1.76	(0.06)	NM

Diluted net earnings from continuing operations, as adjusted	$0.36	$1.24	-71%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (1)			Operating Margin
	Sept. 27,	Sept. 29,	%	Sept. 27,	Sept. 29,	%	Sept. 27,	Sept. 29,
	2008	2007	Change	2008	2007	Change	2008	2007

Boat	$392.5	$613.9	-36%	$(537.4)	$(90.3)	NM	-136.9%	-14.7%
Marine Engine	448.9	566.7	-21%	(8.6)	47.5	NM	-1.9%	8.4%
Marine eliminations	(75.4)	(119.1)		-	-
Total Marine	766.0	1,061.5	-28%	(546.0)	(42.8)	NM	-71.3%	-4.0%

Fitness	161.6	150.2	8%	10.3	11.8	-13%	6.4%	7.9%
Bowling & Billiards	111.1	114.6	-3%	(10.4)	(0.2)	NM	-9.4%	-0.2%
Eliminations	0.1	(0.1)		-	-
Corp/Other	-	-		(20.2)	(15.1)	-34%

Total	$1,038.8	$1,326.2	-22%	$(566.3)	$(46.3)	NM	-54.5%	-3.5%

	Nine Months Ended
	Net Sales			Operating Earnings (2)			Operating Margin
	Sept. 27,	Sept. 29,	%	Sept. 27,	Sept. 29,	%	Sept. 27,	Sept. 29,
	2008	2007	Change	2008	2007	Change	2008	2007

Boat	$1,718.2	$2,045.7	-16%	$(589.8)	$(51.5)	NM	-34.3%	-2.5%
Marine Engine	1,658.4	1,808.9	-8%	76.7	162.5	-53%	4.6%	9.0%
Marine eliminations	(308.3)	(382.0)		-	-
Total Marine	3,068.3	3,472.6	-12%	(513.1)	111.0	NM	-16.7%	3.2%

Fitness	467.7	439.2	6%	26.6	27.3	-3%	5.7%	6.2%
Bowling & Billiards	335.1	323.6	4%	(29.3)	5.4	NM	-8.7%	1.7%
Eliminations	(0.1)	(0.2)		-	-
Corp/Other	-	-		(57.4)	(50.7)	-13%

Total	$3,871.0	$4,235.2	-9%	$(573.2)	$93.0	NM	-14.8%	2.2%

(1)
Operating earnings in the third quarter of 2008 include $534.2 million of pretax goodwill impairment charges, trade name impairment charges and restructuring, exit and other impairment charges. The $534.2 million consists of $492.8 million in the Boat segment, $17.4 million in the Marine Engine segment, $15.4 million in the Bowling & Billiards segment, $0.8 million in the Fitness segment and $7.8 million in Corp/Other. Operating earnings in the third quarter of 2007 include $71.1 million of pretax trade name impairment charges and restructuring, exit and other impairment charges. The $71.1 million consists of $70.5 million in the Boat segment and $0.6 million in the Marine Engine segment.

(2)
Operating earnings in the first nine months of 2008 include $639.5 million of pretax goodwill impairment charges, trade name impairment charges and restructuring, exit and other impairment charges. The $639.5 million consists of $544.8 million in the Boat segment, $35.9 million in the Marine Engine segment, $40.8 million in the Bowling & Billiards segment, $2.1 million in the Fitness segment and $15.9 million in Corp/Other. Operating earnings in the first nine months of 2007 include $79.8 million of pretax trade name impairment charges and restructuring, exit and other impairment charges. The $79.8 million consists of $76.3 million in the Boat segment, $3.4 million in the Marine Engine segment and $0.1 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	September 27,	December 31,	September 29,
	2008	2007	2007
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$342.9	$331.4	$327.8
Accounts and notes receivables, net	518.3	572.4	510.9
Inventories
Finished goods	475.9	446.7	510.7
Work-in-process	291.1	323.4	348.0
Raw materials	131.1	136.6	148.4
Net inventories	898.1	906.7	1,007.1
Deferred income taxes	134.1	249.9	250.3
Prepaid expenses and other	75.2	53.9	75.6
Current assets	1,968.6	2,114.3	2,171.7

Net property	970.3	1,052.8	1,049.5

Other assets
Goodwill, net	294.8	678.9	679.2
Other intangibles, net	89.9	245.6	249.7
Deferred income taxes	57.6	-	-
Investments and other long-term assets	222.4	274.0	321.4
Other assets	664.7	1,198.5	1,250.3

Total assets	$3,603.6	$4,365.6	$4,471.5

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.3	$0.8	$0.2
Accounts payable	346.8	437.3	461.7
Accrued expenses	791.7	858.1	857.8
Current liabilities	1,138.8	1,296.2	1,319.7

Long-term debt	726.4	727.4	726.1
Other long-term liabilities	422.1	449.1	522.3
Common shareholders' equity	1,316.3	1,892.9	1,903.4

Total liabilities and shareholders' equity	$3,603.6	$4,365.6	$4,471.5

Supplemental Information
Debt-to-capitalization rate	35.6%	27.8%	27.6%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended
		Revised
	September 27,	September 29,
	2008	2007 (1)
Cash flows from operating activities
Net earnings (loss)	$(584.1)	$104.8
Less: net earnings from discontinued operations	-	37.3
Net earnings (loss) from continuing operations	(584.1)	67.5
Depreciation and amortization	133.1	130.2
Changes in non-cash current assets and current liabilities	(95.1)	(50.0)
Goodwill impairment charges	377.2	-
Trade name impairment charges	133.9	66.4
Other impairment charges	50.0	0.4
Income taxes and other, net	5.2	25.4
Net cash provided by operating activities of continuing operations	20.2	239.9
Net cash used for operating activities of discontinued operations	-	(19.3)

Net cash provided by operating activities	20.2	220.6

Cash flows from investing activities
Capital expenditures	(84.8)	(156.3)
Acquisitions of businesses, net of cash acquired	-	(6.2)
Investments	21.1	9.1
Proceeds from investment sales	45.5	-
Proceeds from sale of property, plant and equipment	9.6	5.3
Other, net	0.2	12.1
Net cash used for investing activities of continuing operations	(8.4)	(136.0)
Net cash provided by investing activities of discontinued operations	-	65.2

Net cash used for investing activities	(8.4)	(70.8)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	250.4	-
Payments of long-term debt including current maturities	(250.7)	(0.7)
Stock repurchases	-	(115.5)
Stock options exercised	-	10.8
Net cash used for financing activities of continuing operations	(0.3)	(105.4)
Net cash used for financing activities of discontinued operations	-	-

Net cash used for financing activities	(0.3)	(105.4)

Net increase in cash and cash equivalents	11.5	44.4
Cash and cash equivalents at beginning of period	331.4	283.4

Cash and cash equivalents at end of period	$342.9	$327.8

Free Cash Flow from Continuing Operations
Net cash provided by operating activities of continuing operations	$20.2	$239.9

Net cash provided by (used for):
Capital expenditures	(84.8)	(156.3)
Proceeds from investment sales	45.5	-
Proceeds from sale of property, plant and equipment	9.6	5.3
Other, net	0.2	12.1

Total free cash flow from continuing operations	$(9.3)	$101.0

(1)
For the year ended December 31, 2007, the Company expanded its presentation of the consolidated statements of cash flows to include net earnings and net earnings from discontinued operations. Accordingly, the company revised the quarterly 2007 consolidated statement of cash flows. Net cash flows from operating, investing and financing activities have not changed.